                                                                    EXHIBIT 19.1

                                  [WIPRO LOGO]


               RESULTS IN ACCORDANCE WITH CONSOLIDATED INDIAN GAAP
    WIPRO'S PAT FOR HALF-YEAR ENDED SEPTEMBER 2001 GROWS BY 63% YEAR ON YEAR


BANGALORE, OCTOBER 18, 2001 -Wipro Limited today announced its audited results approved by the Board of Directors for the half-year ended September 2001. In the same meeting, the Board of Directors also set aside $ 15 million for investment in companies engaged in IT Enabled Services as its strategy to address the IT Enabled Services market including offering services for existing and potential customers.

HIGHLIGHTS OF THE RESULTS:

- PROFIT AFTER TAX GREW BY 63% YEAR ON YEAR TO RS. 4.3 BILLION AND REVENUE GREW BY 21% YEAR ON YEAR TO RS. 16.76 BILLION

- 10% SEQUENTIAL GROWTH FOR THE QUARTER IN REVENUE OF WIPRO TECHNOLOGIES WITH SEQUENTIAL GROWTH IN ON-SITE REALIZATION OF 4.6% AND OFFSHORE REALIZATION OF 2.5%

- REALIZATION FROM NEW CUSTOMERS WAS OVER 20% OF THE AVERAGE REALIZATION FOR THE QUARTER DUE TO A BETTER MIX OF HIGHER VALUE ADDED SERVICES IN DATA WAREHOUSING, PACKAGE IMPLEMENTATION AND SYSTEMS INTEGRATION.

-       26 NEW CUSTOMERS ADDED IN THE QUARTER INCLUDING 11 FORTUNE 1000
        CUSTOMERS

-       3 NEW CUSTOMER DEDICATED DEVELOPMENT CENTERS STARTED DURING THE QUARTER

COMMENTING ON THE RESULTS, MR. AZIM PREMJI, CHAIRMAN OF WIPRO, SAID, "IT IS A TRIBUTE TO THE CHARACTER AND DEDICATION OF OUR TEAM AT WIPRO THAT, DESPITE THE TRAGEDY ON SEPTEMBER 11, THE PROFIT AFTER TAX FOR THE QUARTER AND HALF-YEAR HAVE MET WITH OUR INTERNAL EXPECTATIONS. THE SEPTEMBER 11 TRAGEDY RESULTED IN SEVERAL DEFERRED CUSTOMER VISITS AND DELAYS IN CLOSING LARGE ORDERS, WHILE SMALLER PROJECT ORDERS CONTINUED WITHOUT ANY SIGNIFICANT DELAYS. WE BELIEVE WE HAVE GROWN AHEAD OF THE SOFTWARE SERVICES INDUSTRY GROWTH RATE FOR THE HALF-YEAR AND CONTINUE TO BELIEVE THAT WE WILL GROW AHEAD OF THE INDUSTRY GROWTH FOR THE FULL YEAR. FOR THE NEXT QUARTER, WE CURRENTLY EXPECT TO HAVE A SEQUENTIAL GROWTH RATE OF AROUND 5% IN OUR GLOBAL IT BUSINESS REVENUE. WE CONTINUE TO WORK TOWARDS LARGE ORDER WINS TO GENERATE UPSIDE."

MR. VIVEK PAUL, VICE CHAIRMAN AND CEO OF WIPRO TECHNOLOGIES ADDED "IN OCTOBER, WE OPENED A CUSTOMER DEDICATED DEVELOPMENT CENTER FOR SCA PACKAGING AND CONCLUDED AN AGREEMENT TO OPEN A SIMILAR CENTER FOR A US TELECOM EQUIPMENT MANUFACTURER. WE HAVE ALSO WON ORDERS FOR A LARGE FIXED PRICE PROJECT WITH VISTEON IN OUR EMBEDDED SYSTEMS VERTICAL AND A $3 MILLION PROJECT WITH A US MID-WEST LIFE INSURANCE COMPANY."

Wipro Technologies, the Global IT business, accounted for 65% of the Revenue and 92% of the Profit before Interest and Tax. Wipro Technologies grew its Revenue by 40% for the half-year to Rs. 10.94 billion and Profit before Interest and Tax by 48% to Rs. 3.83 billion. Operating Margin to Revenue increased by 2% to 35% for the half-year, from 33% for the corresponding period ended September 2000. The increase was primarily due to increase in realization and reduction in general and administration expenses. Operating Margin for the quarter was 34%.

For the quarter ended September 30, 2001 Wipro's R&D Services business segment, consisting of Telecom & Internet Service Providers practice (12% of Revenue), Embedded Systems & Internet Access devices practice (15% of Revenue) and Telecom & Inter- networking practice (25% of Revenue), continued to contribute 52% of the Global IT Services Revenue, the same proportion as in June 2001, despite sequential decline in Revenue from Telecom equipment manufacturers. Enterprise Solutions contributed 42% and the balance 6%, was contributed by Technology Infrastructure Services. The proportion of Revenues from Europe increased year on year from 27% to 39% for the quarter. Consequently, the proportion of Revenue from America decreased to 55% from 65% in the corresponding quarter of the previous year. The proportion of Revenue from Japan was at 6% for the quarter, corresponding figure for the quarter ended September 2000 was 7%.

Wipro Infotech, the India and Asia Pacific IT Services and Products business, recorded Revenues of Rs. 3,466 million and Profit before Interest and Tax of Rs. 209 million for the six-month period, increasing its market share and maintaining its leadership position in a difficult market environment. For services, which now accounts for 32% of our business (up from 23% in previous year), we have added 11 new customers to the existing base of 172 for our Facilities Management practice. In Availability Services, we have added more than 3,000 new contracts to take our customer base to more than 12,000. In our industry leading Integration Services practice, we have signed 16 new projects. For our IT Consulting and Software Solutions practice, we won 18 new orders. Wipro Infotech accounted for 21% of Revenue and 5% of the Profit before Interest and Tax for the six-month period ended September 30, 2001.

Wipro Consumer Care and Lighting business recorded Revenue of Rs. 1,535 million with Profit before Interest and Tax of Rs. 207 million contributing 9% of total Revenue and 5% of the Profit before Interest and Taxes for half-year. Profit before Interest and Tax to Revenue was 13% for the half year.

PROFIT AFTER TAX COMPUTED IN ACCORDANCE WITH US GAAP FOR THE HALF-YEAR ENDED SEPTEMBER 2001 WAS RS.4.00 BILLION A GROWTH OF 62% OVER THE PROFITS FOR THE CORRESPONDING HALF-YEAR ENDED SEPTEMBER 2000.

The net difference between profits computed in accordance with Indian GAAP and US GAAP is primarily due to accounting for deferred stock compensation expenses, equity accounting for results of investments in associate companies - Wipro GE Medical Systems Limited and Netkracker Limited and amortization of goodwill.

For the half-year ended September 2001, the annualized return on Capital Employed in Wipro Technologies was 113%, Wipro Infotech was 58%, Consumer Care and Lighting was 50%. At the Company level the return was 41%.

PERFORMANCE DETAILS OF WIPRO TECHNOLOGIES FOR THE QUARTER ENDED SEPTEMBER 2001

In Wipro Technologies, our Global IT Services business, average price realizations for Offshore projects increased by 16% and those for Onsite by 20% year on year. The sequential increase in realization is 2.5% and 4.6% respectively. Higher value added services in data warehousing, package implementation and systems integration contributed to increased realization from new customers by over 20% of the average for the quarter.

26 new accounts were added in the quarter, of which 11 customer are in the Fortune 1000 list. New customers added in the quarter included Citi Bank, HSBC Group, Johnson Control, Matsushita, Micron Technology Inc., Emerson Motors and Phillip Morris. New customers added in current fiscal year contributed 13% of the Revenue for the quarter.

Our largest customer, top 5 and top 10 customers accounted for 8%, 30% and 44% respectively of our total quarterly Revenue as compared to 10%, 33% and 47% respectively for the corresponding period of the previous year.

Customers with annualized Revenue run rate of $5 million and above for the quarter increased to 24 from 15 in the quarter ended September 2000 and 22 in June 2001. Customers with annualized run rate of $1 million and above for the quarter were 81 up from 65 in the quarter ended September 2000 and 74 in June 2001.

For the quarter, R&D Services comprised of Telecom and Inter-networking practice contributing 25% of the Revenue, Embedded Systems and Internet Access practice contributing 15%, the balance 12% was from the Telecom & Internet Service Provider practice. In the Enterprise Solutions, Retail & Utilities contributed 19% of the Revenue, Financial Services 12%, Manufacturing 7% and Enterprise Application Services 2%.

Offshore projects as a percentage of Services Revenue, at 48% for the quarter was lower by 1% as compared to the quarter ended September 2000. It was 50% for the quarter ended June 2001. Fixed Price projects were at 27% of the Revenue for the current quarter up from 13% for the quarter ended September 2000 and 20% for the quarter ended June 2001.

We had 9,411 employees as of September 30, 2001. Gross addition in employees in the quarter ended September 30, 2001 was 111. Consequent to 495 separations (both voluntary and otherwise), there was a net decline in the number of people by 384 as compared to June 30, 2001.

STRATEGY TO ADDRESS IT ENABLED SERVICES MARKET

The board of directors today in their meeting approved setting aside an amount of $15 million for investment in IT Enabled Services companies. An investment of Rs.480 million ($10 million) was approved in Spectramind eServices Private Limited, a leading India based player in IT Enabled Services. Wipro will hold 17% of the equity shares and convertible preference shares amounting to 7% of equity post conversion (on a fully diluted basis).

COMMENTING ON THE STRATEGY OF ADDRESSING IT ENABLED SERVICES THROUGH ASSOCIATE COMPANIES, AZIM PREMJI, CHAIRMAN, WIPRO LIMITED SAID "THE IT-ENABLED SECTOR IS COMPLEMENTARY TO OUR BUSINESS AND OFFERS IMMENSE GROWTH OPPORTUNITIES. MANY OF THE CHALLENGES THEY FACE AS AN INFANT INDUSTRY ARE THOSE THAT WE HAVE OVERCOME. THIS INVESTMENT ALLOWS US TO PARTICIPATE IN THIS BUSINESS OPPORTUNITY WITHOUT DILUTING OUR PER CAPITA OPERATING MARGIN. IN ADDITION, IT CAN OPEN NEW BUSINESS OPPORTUNITIES FOR WIPRO. WE HAVE CAREFULLY EVALUATED THE REMOTE OUTSOURCING SPACE OVER THE PAST SIX MONTHS AND HAVE ZEROED IN ON SPECTRAMIND DUE TO ITS EXPERIENCED MANAGEMENT TEAM, THE SHARED VALUES OF INTEGRITY AND INNOVATION, AND COMMITMENT TO SIX SIGMA TO DELIVER THE HIGHEST CUSTOMER SATISFACTION."

Wipro will provide technology intensive secondary and tertiary customer support services and leverage its associate Spectramind to provide remote processing and BPO services. Wipro will also provide client acquisition and account management services on commercial terms to Spectramind.

Spectramind with a team of over 850 associates provides both voice and non-voice based web enabled services to leading global corporate.

MR. VIVEK PAUL, VICE CHAIRMAN AND CEO OF WIPRO TECHNOLOGIES ADDED, "WIPRO ALREADY OFFERS PRODUCT SUPPORT SERVICES AT A SECONDARY OR TERTIARY LEVEL FOR OUR COMPUTING AND TELECOM CUSTOMERS. AS THESE CUSTOMERS NOW LOOK AT USING INDIA FOR PRIMARY SUPPORT, OUR ABILITY TO MAKE A JOINT OFFER BOTH EXPANDS OUR MARKET OPPORTUNITY AS WELL AS ANCHORS CUSTOMERS BY BEING A SINGLE STOP SHOP. WE WILL NOW COMPLETE THE LIFE-CYCLE PARTNERSHIP WITH OUR TECHNOLOGY CUSTOMERS SPANNING R&D SERVICES FOR PRODUCT DEVELOPMENT TO TECHNICAL SUPPORT AND BPO SERVICES."

QUARTERLY CONFERENCE CALL


Wipro will hold conference calls today to discuss half-year results at 11:00 AM and 7.00 PM to discuss the company's performance for the half-year and answer questions sent to email ID: Lakshminarayana.lan@wipro.com. The audio of the management discussions and the question and answer session will be available online and can be accessed in the Investor Relations section of the company website at www.wipro.com, beginning shortly after the live broadcast.

WIPRO LIMITED RESULTS COMPUTED UNDER THE US GAAP ALONG WITH INDIVIDUAL BUSINESS SEGMENT REPORTS ARE AVAILABLE IN THE INVESTOR RELATIONS SECTION AT WWW.WIPRO.COM.

CONTACT FOR INVESTOR RELATION          CONTACT FOR MEDIA & PRESS
J Shankar                              Vijay K Gupta
Corporate Treasurer                    General Manager-Corporate
                                       Communications

Phone:++91-80-844-0079                 ++91-80-844-0076
Fax: ++91-80-844-0051                  ++91-80-844-0056
Shankar.jaganathan@wipro.com           vijayk.gupta@wipro.com


FORWARD LOOKING AND CAUTIONARY STATEMENTS

Certain statements in this release concerning our future growth prospects are forward looking statements which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding fluctuations in earnings, our ability to manage growth, intense competition in IT services including those factors which may affect our cost advantage, wage increases in India, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, restrictions on immigration, our ability to manage our international operations, reduced demand for technology in our key focus areas, disruptions in telecommunication networks, our ability to successfully complete and integrate potential acquisitions, liability for damages on our service contracts, the success of the companies in which Wipro has made strategic investments, withdrawal of fiscal governmental incentives, political instability, legal restrictions on raising capital or acquiring companies outside India, unauthorized use of our intellectual property and general economic conditions affecting our industry. Additional risks that could affect our future operating results are more fully described in our filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. Wipro may, from time to time, make additional written and oral forward looking statements, including statements contained in the company's filings with the Securities and Exchange Commission and our reports to shareholders. Wipro does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

WIPRO LIMITED - CONSOLIDATED

AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE SIX MONTH PERIOD ENDED SEPTEMBER 30, 2001


                                                               IN RUPEES MILLION
----------------------------------------------------------------------------------------------------------------
                                       GLOBAL IT    INDIA & ASIAPAC      CONSUMER
                                       SERVICES &     IT SERVICES &        CARE                           WIPRO
                                        PRODUCTS        PRODUCTS       & LIGHTING         OTHERS         LIMITED
----------------------------------------------------------------------------------------------------------------
REVENUE                                  10,936           3,466           1,535             823          16,760
% of  total revenue                          65%             21%              9%              5%            100%
GROWTH                                       40%            -12%             -3%                             21%
PROFIT BEFORE INTEREST AND TAX
(PBIT)                                    3,834             209             207             (63)          4,187
% of total PBIT                              92%              5%              5%            -2%             100%
GROWTH                                       48%           -10%               0%             --              42%
OPERATING MARGIN                             35%              6%             13%                             25%
Interest (income) / expense - net                                                                          (446)
PROFIT BEFORE TAX                                                                                         4,633
GROWTH                                                                                                       56%
INCOME TAX EXPENSE                                                                                          328
PROFIT AFTER TAX                                                                                          4,305
GROWTH                                                                                                       63%
----------------------------------------------------------------------------------------------------------------
OTHER INFORMATION
Fixed assets, including Capital
work in progress (Net of
revaluation)                              4,170             329             460           1,332           6,291
Trade receivables                         3,695           1,638             152             451           5,936
Cash balances / Investments                 430              18             112          11,611          12,171
Other assets                                972             850             400           1,196           3,418
Current liabilities                      (2,591)         (2,241)           (374)           (705)         (5,911)
CAPITAL EMPLOYED                          6,676             594             750          13,885          21,905
% of total capital employed                  30               3               3              64             100
Capital expenditure                       1,098              91              38             173           1,400
Depreciation                                433              66              32             129             660
----------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE CAPITAL
EMPLOYED                                    113%             58%             50%                             41%
----------------------------------------------------------------------------------------------------------------

1. In accordance with Accounting Standard 21 "Consolidated Financial Statements" issued by the Institute of Chartered Accountants of India, the consolidated financial statements of Wipro Limited include the financial statements of all subsidiaries which are more than 50% owned and controlled.

2. Accounting Standard 21 requires investments in joint ventures/associates to be stated at cost. Proportionate share in the profits of these joint ventures are not recognized in the financial statements and only divided income is recognised. Consequently share of profits / (losses) in Wipro GE and Net-Kracker has not been considered in the financial statements.

3. The segment report of Wipro Limited and its consolidated subsidiaries has been prepared in accordance with the Accounting Standard 17 "Segment Reporting" issued by the Institute of Chartered Accountants of India.

4. The scheme of amalgamation of Wipro Net Limited (WNL) into Wipro Limited, effective April 1, 2001, has been approved by the shareholders and creditors of both the companies. This amalgamation is subject to approval from the High Court of Karnataka. Others include WNL for the six months period ended September 30, 2001.

5. Figures for previous year are stated on a comparable basis and include revenues and profits of all subsidiaries which were more than 50% owned and controlled as at September 30, 2000.

6. The Company has three geographic segments; India, USA and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

        GEOGRAPHY                         RS. MN
        India                              5,838
        USA                                6,214
        Rest of the world                  4,708
        Total                             16,760

7. For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segment.

WIPRO LIMITED - CONSOLIDATED

AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 2001


                                                                     IN RUPEES MILLION
--------------------------------------------------------------------------------------------------------------
                                       GLOBAL IT       INDIA & ASIAPAC       CONSUMER
                                       SERVICES &       IT SERVICES &          CARE                     WIPRO
                                        PRODUCTS          PRODUCTS          & LIGHTING      OTHERS     LIMITED
--------------------------------------------------------------------------------------------------------------
REVENUE                                  5,726             1,880                776           394       8,776
% of  total revenue                         65%               21%                 9%            5%        100%
GROWTH                                      36%              -18%                -4%                       15%
PROFIT BEFORE INTEREST AND TAX
(PBIT)                                   1,938               129                110           (39)      2,138
% of total PBIT                             91%                6%                 5%          -2%         100%
GROWTH                                      31%              -23%                 7%           --          23%
OPERATING MARGIN                            34%                7%                14%                       24%
Interest (income) / expense - net                                                                        (239)
PROFIT BEFORE TAX                                                                                       2,377
GROWTH                                                                                                     36%
INCOME TAX EXPENSE                                                                                        212
PROFIT AFTER TAX                                                                                        2,165
GROWTH                                                                                                     40%
--------------------------------------------------------------------------------------------------------------

                                  WIPRO LIMITED
                           CONSOLIDATED BALANCE SHEET
                       ( ALL FIGURES IN RUPEES THOUSANDS )



                                                   ------------------
                                                          As of
                                                   September 30, 2001
                                                   ------------------
                    SOURCES OF FUNDS
SHAREHOLDERS' FUNDS
Share Capital                                               464,875
Reserves and Surplus                                     22,021,541
                                                       ------------
                                                         22,486,416
                                                       ------------

LOAN FUNDS
Secured loans                                               216,457
Unsecured loans                                              53,358
                                                       ------------
                                                            269,815
                                                       ------------
     TOTAL                                               22,756,231
                                                       ============

                        APPLICATION OF FUNDS

FIXED ASSETS

Gross block                                              10,132,397
Less : Depreciation                                       4,623,287
                                                       ------------
       Net Block                                          5,509,110
Capital work-in-progress and advances                     1,633,275
                                                       ------------
                                                          7,142,385
                                                       ------------

INVESTMENTS                                                 336,381
DEFERRED TAX ASSETS                                         141,258
CURRENT ASSETS, LOANS AND ADVANCES
Inventories                                               1,011,674
Sundry Debtors                                            5,935,910
Cash and Bank balances                                    4,221,825
Loans and advances                                        9,877,137
                                                       ------------
                                                         21,046,546
                                                       ------------

CURRENT LIABILITIES AND PROVISIONS
Liabilities                                               5,401,164
Provisions                                                  509,931
                                                       ------------
                                                          5,911,095
                                                       ------------

                                                       ------------
    NET CURRENT ASSETS                                   15,135,451
                                                       ------------
MISCELLANEOUS EXPENDITURE
(to the extent not written off or                               756
adjusted)
                                                       ------------
     TOTAL                                               22,756,231
                                                       ============


Note : The above accounts are prepared in accordance with Accounting Standard 21 "Consolidated Financial Statements".

Para 30 of Accounting Standard 21 provides that on the first occasion that Consolidated Financial Statements are presented, comparative figures for the previous period need not be presented. In all subsequent years full comparative figures for the previous period should be presented in the consolidated financial statements. In accordance with this the previous period figures have not been provided.

As per our report attached     For and on behalf of the Board of Directors
For N M Raiji & Co.,
Chartered Accountants          Azim Hasham Premji
                               ( Chairman and Managing Director )


                               B C Prabhakar ( Director )

J M Gandhi
Partner                        N Vaghul (Director )

                               Suresh C Senapaty

                               ( Corporate Executive Vice President - Finance )

                               Satish Menon

                               ( Corporate Vice President - Legal &
                               Company  Secretary)

Mumbai,  October 18, 2001      Bangalore, October 18, 2001

                                  WIPRO LIMITED

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT
                              (IN RUPEES THOUSANDS)



                                                    ------------------
                                                     Six months ended
                                                    September 30, 2001
                                                    ------------------
                    INCOME

Sales and Services                                       16,476,581
Other Income                                                747,347
                                                       ------------
                                                         17,223,928
                                                       ============

                    EXPENDITURE

Cost of goods sold                                       10,022,836
Selling, general and administrative expenses              2,552,724
Interest                                                     14,923
                                                       ------------
                                                         12,590,483
                                                       ============

PROFIT BEFORE TAXATION                                    4,633,445
                                                       ------------
Provision for taxation ( refer note 4 )                     327,536
                                                       ------------
PROFIT AFTER TAX                                          4,305,909
                                                       ============

Earnings per share ( in Rs.)
    Basic                                                     18.64
    Diluted                                                   18.61

Number of shares

    Basic                                                231,021,983
    Diluted                                              231,327,985


As per our report attached     For and on behalf of the Board of Directors
For N M Raiji & Co.,
Chartered Accountants          Azim Hasham Premji ( Chairman and
                               Managing Director )

                               B C Prabhakar ( Director )

J M Gandhi
Partner                        N Vaghul (Director )


                               Suresh C Senapaty
                               ( Corporate Executive Vice President - Finance )

                               Satish Menon
                               ( Corporate Vice President- Legal &
                               Company  Secretary)

Mumbai, October 18, 2001       Bangalore, October 18, 2001

SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING CONVENTION

The preparation of consolidated financial statements in conformity with Indian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Basis of preparation of financial statements -

The accompanying consolidated financial statements have been prepared in accordance with Indian generally accepted accounting principles.

Principles of consolidation -

The consolidated financial statements include the financial statements of Wipro and all of its subsidiaries, which are more than 50% owned and controlled. All material inter-company accounts and transactions are eliminated on consolidation. The company accounts for investments by the equity method where its investment in the voting stock gives it the ability to exercise significant influence over the investee.

REVENUE RECOGNITION

- Sales include applicable sales tax unless separately charged, export incentives, and are net of discounts.

-       Sales are recognized on despatch, except in the following cases:

        - Consignment sales are recognized on receipt of statement of account from the agent

        - Sales, which are subject to detailed acceptance tests, revenue is reckoned based on milestones for billing, as provided in the contracts

        - Software revenue is recognized on the basis of chargeable time or achievement of prescribed milestones for billing as provided in the contracts

- Export incentives are accounted on accrual basis and include estimated realizable values/benefits from special import licenses and Advance licenses.

-       Agency commission is accrued on shipment of consignment by principal.

- Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.

-       Other income is recognized on accrual basis.

RESEARCH AND DEVELOPMENT

Revenue expenditure on research and development is charged to Profit and Loss account and capital expenditure is shown as addition to fixed assets.

PROVISION FOR RETIREMENT BENEFITS

For employees covered under group gratuity scheme of LIC, gratuity charged to Profit and Loss account is on the basis of premium demanded by LIC. Provision for gratuity (for certain category of employees) and leave benefit for employee's is determined as per actuarial valuation at the year end. Defined contributions for provident fund and pension are charged to the Profit and Loss account based on contributions made in terms of applicable schemes, after netting off the amounts rendered surplus on account of employees separated from the Company.

FIXED ASSETS AND DEPRECIATION

Fixed assets were revalued as at March 31, 1997. Such assets are stated at revalued amounts less depreciation. Assets acquired after March 31, 1997 are stated at cost less depreciation.

Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period up to the date of capitalization and other revenue expenditure incurred on new projects is capitalized. Assets acquired on hire purchase are capitalized at the gross value and interest thereon is charged to Profit and Loss account. Renewals and replacement are either capitalized or charged to revenue as appropriate, depending upon their nature and long term utility.

In respect of leased assets, lease rentals payable during the year is charged to Profit and Loss account.

Depreciation is provided on straight line method at rates specified in Schedule XIV to the Companies Act, 1956, except on computers, furniture and fixture, office equipment, electrical installations (other than those at factories) and vehicles for which commercial rates are applied. Technical know-how is amortized over six years. In Wipro Inc, Enthink Inc and Wipro Japan KK the depreciation is provided on Written Down Value method.

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are recorded at the spot rate at the beginning of the concerned month. Year end balances of foreign currency assets and liabilities are restated at the closing rate/forward contract rate, as applicable. Resultant differences in respect of liabilities relating to acquisition of fixed assets are capitalized other differences on restatement or payment are adjusted to revenue account.

Forward premiums in respect of forward exchange contracts are recognized over the life of the contract, except that premiums relating to foreign currency loans for the acquisition of fixed assets are capitalized.

INVENTORIES

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Indigenously developed software products are valued at cost, which reflects their remaining economic life. Small value tools and consumables are charged to consumption on purchase. Cost is computed on weighted average basis.

INVESTMENTS

Investments are stated at cost. Diminution in value is provided for where the management is of the opinion that the diminution is of permanent nature.

NOTES TO ACCOUNTS

1. In accordance with Accounting Standard 21 "Consolidated Financial Statements" issued by the Institute of Chartered Accountants of India, the Consolidated Financial Statements of Wipro Limited include the financial statements of all subsidiaries which are more than 50% owned and controlled.

2. Accounting Standard 21 requires investments in Joint ventures/Affiliates to be stated at cost. Proportionate share in the profits of these joint ventures are not recognized in the financial statements and only dividend income is recognised. Consequently share of profits/(losses) in Wipro GE and Net-Kracker has not been considered in the financial statements.

3. During the period company acquired 17,91,385 shares, representing 8% of the equity capital of Wipro Net Limited (WNL). Consequent to this investment, WNL has become a fully owned subsidiary of the company. The board of directors of both the companies decided to amalgamate WNL into the company with effect from April 2001. Accordingly, the scheme of amalgamation was filed in the Karnataka High Court before the balance sheet date. The scheme has been approved in the meeting of creditors and shareholders of both the companies, convened by the court, held on July 19, 2001. The scheme of amalgamation has been given effect to in the accounts of the company for the six months ended September 30, 2001, on the pooling of interest method, which is subject to approval by the High Court. The deficit of Rs. 2,001,432 arising on amalgamation is transferred to General Reserve as detailed below:

        Fixed Assets                                                    433,507
        Net Current Assets                                               71,753
        Less: Loans                                                      90,000
        Net Tangible assets as of March 31, 2001                                          415,260
        Less: Investments in WNL by the Company                                         2,416,692
        Deficit  transferred to General Reserve                                         2,001,432

4. Provision for taxation comprises of following:

(i) Rs. 108,861 in respect of foreign taxes, net of deferred tax of Rs. 53,967 and write back of provision of Rs. 35,307 in respect of earlier year

(ii) Rs. 217,175 in respect of Indian Income Tax, net of write back of provision of Rs 34,000 in respect of earlier years.

(iii)   Rs. 1,500 in respect of Wealth Tax.

5. The details of subsidiary are as follows -


        NAME OF THE SUBSIDIARY               COUNTRY OF INCORPORATION       % HOLDING
        ----------------------               ------------------------       ---------
        Wipro Inc                                      USA                     100%
        Enthink Inc                                    USA                      --*
        Wipro Japan KK                                 Japan                   100%
        Wipro Prosper Limited                          India                   100%
        Wipro Trademarks holding Limited               India                   100%
        Wipro Welfare Limited                          India                   100%
        Wipro Equity Reward Trust                      India                    --

----------

* Fully owned by Wipro Inc.

                          WIPRO LIMITED - CONSOLIDATED

                              CASH FLOWS STATEMENT
                              (IN RUPEES THOUSANDS)



                                                                                             -------------------
                                                                                              SIX MONTHS ENDED
                                                                                             SEPTEMBER  30, 2001
                                                                                             -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net profit before tax and non recurring items                                                4,633,445
     Adjustments to reconcile Net profit before tax and non recurring items to net cash provided by operating activities:
         Depreciation and amortization                                                              660,434
         Foreign currency translation gains                                                        (167,153)
         Retirement benefits provision                                                              105,030
         Interest accrued on discount bonds                                                          14,923
         Dividend/interest                                                                         (460,569)
         Loss/(Gain) on sale of property, plant and equipment                                       (14,869)

Operating cash flow before changes in working capital                                             4,771,241

                Trade and other  receivable                                                         546,689
                Loans and advances                                                                 (181,079)
                Inventories (other than stock-in-trade land)                                        140,857
                Trade and other payables                                                            551,240
                                                                                                -----------
Net cash provided by operations                                                                   5,828,948
Direct taxes paid                                                                                  (593,589)
                                                                                                -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                         5,235,359
                                                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditure on property, plant and equipment (including advances)                                (1,399,155)
Proceeds from sale of property, plant and equipment                                                  40,193
Purchase of investments                                                                          (1,224,599)
Inter Corporate deposits placed                                                                  (1,877,413)
Certificate of Deposits with foreign banks                                                       (1,357,968)
Sale/maturities on Investments                                                                       77,026
Divided received                                                                                      3,779
Interest received                                                                                   456,790
                                                                                                -----------
NET CASH USED IN INVESTING ACTIVITIES                                                            (5,281,347)
                                                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of Stock Option Plan grants                                                    5,071
Dividends paid                                                                                     (128,071)
Interest on borrowings                                                                              (14,923)
Proceeds from issuance/(repayment) of borrowings                                                   (178,080)
                                                                                                -----------
Net cash provided by/(used in)  financing activities                                               (316,003)
                                                                                                -----------

Net increase/(decrease) in cash and cash equivalents during the year                               (361,991)
Cash and cash equivalents at the beginning of the period                                          4,583,816
                                                                                                -----------
Cash and cash equivalents at the end of the period                                                4,221,825
                                                                                                ===========


Notes:

i) Opening cash and bank balances include cash balances of subsidiaries of Rs 115,113 and Rs 5,282 of Wipro Net Limited.

i) Purchase of investments include Rs. 1,218,142 on acquisition of minority interest of 8% in Wipro Net Limited.

iii) Figures for previous periods presented, have been regrouped wherever necessary, to confirm to this period classification.



                                                           For and on behalf of the board of directors

                                                           Azim Hasham Premji (Chairman and Managing Director)
Suresh Senapaty
(Corporate Executive Vice President - Finance)             B C Prabhakar (Director)

Satish Menon
(Corporate Vice President- Legal & Company Secretary)      N Vaghul (Director)

                                                           Bangalore, October 18, 2000